SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 31, 2005

Wal-Mart Stores, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-06991	71-0415188
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 S.W. 8th Street

Bentonville, Arkansas 72716

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(479) 273-4000

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On July 31, 2005, B. Kevin Turner notified Wal-Mart Stores, Inc. (the "Company") that he is resigning his position as Executive Vice President and President and Chief Executive Officer of SAM’S CLUB. Mr. Turner has accepted a position with Microsoft Corporation as its Chief Operating Officer. Mr. Turner is expected to leave his position with the Company on or about August 5, 2005.

(c) Effective August 4, 2005, the Executive Committee of the Company’s Board of Directors appointed C. Douglas McMillon as Executive Vice President and President and Chief Executive Officer of SAM’S CLUB. From August 2002 until his appointment, Mr. McMillon, age 38, served as Executive Vice President of Merchandising and Replenishment of SAM’S CLUB. Mr. McMillon joined the Company full-time in 1991 and has served in various management capacities, including Vice President and Divisional Merchandise Manager of the Company from October 1997 to November 1998, Vice President and General Merchandise Manager of SAM’S CLUB, from November 1998 to October 1999, and as Senior Vice President and General Merchandise Manager, from October 1999 to August 2002.

The Company entered into a covenant not to compete with Mr. McMillon in October 1998. The form of the agreement is substantially similar to the form of agreements entered into with other executive officers of the Company that is attached as Exhibit 10(o) to the Company’s Form 10-K/A filed on August 26, 2004. The agreement prohibits Mr. McMillon, for a period of two years following his termination of employment with the Company for any reason, from participating in a business that competes with the Company and from soliciting the Company’s associates for employment. The agreement also provides that, if Mr. McMillon’s employment is terminated by the Company for any reason other than his violation of Company policy, the Company will continue to pay his base salary for two years following termination of employment, less any earnings the he receives from other employment. Mr. McMillon received 6,250 shares of restricted stock upon the execution of the agreement.

A copy of the Company's press release announcing Mr. McMillon’s appointment as Executive Vice President and President and Chief Executive Officer of SAM’S CLUB is attached to this current report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release dated August 4, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2005

WAL-MART STORES, INC.
By:	/s/ Jeffrey J. Gearhart
Jeffrey J. Gearhart
Vice President and General Counsel, Corporate

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated August 4, 2005